Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion of our opinion, dated December 15, 2011, to the board of directors of United Rentals, Inc. (“URI”) as Appendix D to the Joint Proxy Statement/Prospectus of URI and RSC Holdings, Inc., which is part of Amendment No. 3 to the Registration Statement on Form S-4 of URI filed with the Securities and Exchange Commission (the “Commission”) on March 22, 2012 (File No. 333-179039) (the “Original Registration Statement”), which is incorporated by reference into the Registration Statement on Form S-4 of URI filed with the Commission on April 25, 2012 (the “462(b) Registration Statement”), and to the description of such opinion and to the references to our name contained in the Original Registration Statement under the headings “Summary—Opinions of URI’s Financial Advisors—Opinion of Morgan Stanley,” “The Merger—Background of the Merger, “The Merger—Recommendation of the URI Board and Reasons for the Merger,” and “The Merger—Opinions of URI’s Financial Advisors—Opinion of Morgan Stanley.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Original Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Nelson S. Walsh
Nelson S. Walsh
Vice Chairman

New York, New York

April 25, 2012